Exhibit 10.2

SEITEL, INC./PAUL FRAME

EMPLOYMENT AGREEMENT AMENDMENT NO. 3

          THIS EMPLOYMENT AGREEMENT AMENDMENT (this "Agreement") is between Seitel, Inc., (the "Company"), a Delaware corporation with its principal place of business in Houston, Texas, and Paul A. Frame (the "Employee," and collectively with the Company, the "Parties"), and is an amendment to that certain Employment Agreement between the Company and the Employee dated effective January 1, 1991 (the "Original Employment Agreement"), as amended by that certain Employment Agreement Amendment dated effective as of January 1, 1998 and by that certain Employment Agreement Amendment No. 2 dated effective June 26, 2000 (the Original Employment Agreement, as so amended, is referred to herein as the "Employment Agreement").

Recitals

          WHEREAS, the Company and the Employee entered into the Original Employment Agreement effective as of January 1, 1991, to govern the terms of the Employee's employment by the Company;

          WHEREAS, the Company and the Employee entered into amendments to the Original Employment Agreement effective January 1, 1998 ("Amendment No. 1"), and effective June 26, 2000 ("Amendment No.2"), respectively, to amend certain terms of the Original Employment Agreement;

          WHEREAS, the Employee and the Company are entering into this Agreement to further amend the Employment Agreement as set forth herein;

          NOW, THEREFORE, in consideration of the above and the mutual covenants and agreements set forth herein, the Parties do hereby agree as follows:

          1.          Term.  Section 6 of Amendment No. 2 is deleted and Section 2 of the Employment Agreement is hereby amended by deleting the existing Section 2 and replacing it with the following:

          "2.          Term: The term of this Agreement shall begin on January 1, 1991 and shall terminate on December 31, 2009 (the "Termination Date"). The term of this Agreement is hereafter sometimes referred to as the "Employment Period." If the Employment Period reaches the Termination Date, Employer will pay Employee for two (2) additional years the compensation then applicable, which shall include for purposes of this payment the Base Salary, together with the average of all Pre-Tax Profits Bonus and Sales Bonus payments paid to Employee for the prior three (3) years as calculated under Section 3 of this Agreement, as amended by Amendment No. 2 to this Agreement (the "Severance Payment"). The Severance Payment will be paid provided Employee is available to act as a consultant to Employer for up to fifty percent (50%) of Employee's work-related time (as compared to his final year of employment) (hereinafter "Consulting Services"). Employer shall have no obligation to pay Employee any Severance Payment if Employee:

          (i)          refuses to perform the Consulting Services requested by Employer, although there is no requirement that Employer request such services for Employee to be entitled to said payment; or

          (ii)          violates any of the provisions of the Confidential and Proprietary Information or the Non-Compete provisions set forth in Sections 14 and 15 herein."

          2.          Duties:          Section 5 of the Employment Agreement is hereby amended by deleting the existing Section 5 and replacing it with the following:

         "5.          Duties: The Employee is employed as Chief Executive Officer, President and Chairman of the Board of the Company. His duties shall be consistent with the responsibilities of such offices, as same are directed by the Company's Board of Directors. Employee shall be responsible for all day-to-day operations related to such offices and shall perform the activities related to such offices as assigned to him by the Company's Board of Directors. Employee shall not be required to relocate his residence to perform his duties under this Agreement."

          3.          Termination:          Section 13 of the Employment Agreement is hereby amended by deleting the existing paragraph 13(b) and replacing it with the following paragraph 13(b), and adding new paragraph 13(c):

          "(b)          Termination by Employee For Good Reason. Anything herein to the contrary notwithstanding, if the Company (i) demotes Employee to a lesser position than provided in Section 5; (ii) causes a change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to Employee's position as provided in Section 5; (iii) decreases Employee's salary below the level provided for by the terms of Section 3 (taking into account increases made from time to time in accordance with such Section 3); (iv) reduces Employee's benefits under any employee compensation or employee benefit plan, program, or arrangement of the Company (other than a change made prior to a change in control that affects all of the Company's senior officers alike) from the level in effect upon Employee's commencement of participation on or after the date hereof; (v) moves Employee's office from the Company's principal employee office; (vi) fails to obtain the assumption in writing of the obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 60 days after a merger, consolidation, sale, or similar transaction unless such assumption occurs by operation of law; or (vii) commits any other material breach of this contract, then, such action (or inaction) by the Company, unless consented to in writing by Employee, shall constitute a basis for termination by the Employee for "Good Reason." Notwithstanding the preceding sentence, within 60 days of learning of the action (or inaction) described herein as the basis for a constructive termination of employment, Employee shall (unless he gives written consent thereto) advise the Company in writing, that the action (or inaction) constitutes a basis for termination of his employment pursuant to this Section 13(b) in which event the Company shall have 60 days in which to correct such action or inaction and if the Company does so correct such action (or inaction) Employee shall not be entitled to terminate his employment under this Section 13(b) as a result of such action (or inaction). If the Company fails to correct such action or inaction within such 60-day period, Employee may terminate his employment for Good Reason within 30 days of the expiration of such period. In the event Employee terminates his employment for Good Reason, or in the event of a wrongful termination of Employee, all monies due to Employee through the term of this Agreement, including the Severance Payment, shall be paid by Employer in a lump sum amount within thirty (30) days of Employee's termination. Employee shall have no obligation to mitigate his loss or any occasioned damages as a result of such termination, or perform any services, including Consulting Services, to receive such payment.

          (c)          Termination by Employee without Good Reason. If Employee terminates this Agreement during the Employment Period other than pursuant to Section 13(b), Employer will pay Employee 100% of his then current Base Salary, Pre-Tax Profits Bonus and Sales Bonus for two additional years, provided Employee performs the Consulting Services (the "Termination Payment"). Employer shall have no obligation to pay Employee any Termination Payment if Employee:

          (i)          refuses to perform the Consulting Services requested by Employer, although there is no requirement that Employer request such services for Employee to be entitled to said payment; or

          (ii)          violates any of the provisions of the Confidential and Proprietary Information or the Non-Compete provisions set forth in Sections 14 and 15 herein."

          4.          Amendment of Employment Agreement. This Agreement is executed as and shall constitute an amendment to the Employment Agreement and shall be construed in connection with and as a part of the Employment Agreement. Except as specifically amended by this Agreement, all of the terms and provisions of the Employment Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Employment Agreement and the terms of this Agreement, the terms of this Agreement shall apply.

          5.          Miscellaneous.

          (a)          Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed by the laws of the State of Texas, and, in any action by the Company enforce this Agreement, venue may be had in Harris County, Texas.

          (b)          Entire Agreement. The Employment Agreement, as amended by this Agreement, contains the entire agreement of the Parties. The Employment Agreement and this Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          (c)          Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

          (d)          Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

          EXECUTED to be effective as of the 28th day of January, 2002.

SEITEL, INC.

By:
Name:
Title:

/s/ Paul A. Frame
PAUL A. FRAME